Exhibit (a)(1)(E)

Letter to Clients with respect to the

Offer to Purchase for Cash

All Outstanding Shares of Series A Common Stock

of

Warner Bros. Discovery, Inc.

at

$30.00 Net Per Share

by

Prince Sub Inc.,

a wholly-owned subsidiary of

Paramount Skydance Corporation

To Our Clients:

Enclosed for your consideration are the Offer to Purchase, dated December 8, 2025 (as it may be amended or supplemented from time to time, the “Offer to Purchase”), and the related letter of transmittal that accompanies the Offer to Purchase (as it may be amended or supplemented from time to time, the “Letter of Transmittal,” and together with the Offer to Purchase, the “Offer”) in connection with the offer by Prince Sub Inc., a Delaware corporation (the “Purchaser”) and a direct wholly-owned subsidiary of Paramount Skydance Corporation, a Delaware corporation (“Paramount”), to purchase all of the outstanding shares of Series A Common Stock, par value $0.01 per share (the “Shares”), of Warner Bros. Discovery, Inc., a Delaware corporation (“Warner Bros.”), at $30.00 per Share, net to the seller in cash, without interest and less any required withholding taxes, upon the terms and subject to the conditions set forth in the Offer to Purchase and the related Letter of Transmittal. We are the holder of record of Shares held for your account. A tender of such Shares can be made only by us as the holder of record and pursuant to your instructions. The Letter of Transmittal is a form and is furnished to you for your information only and cannot be used by you to tender Shares held by us for your account.

We request instructions as to whether you wish us to tender any or all of the Shares held by us for your account, upon the terms and subject to the conditions set forth in the Offer to Purchase and the Letter of Transmittal.

Your attention is directed to the following:

1.	The tender price is $30.00, net to you in cash, without interest and less any required withholding taxes.

2.	The Offer and withdrawal rights expire at 5:00 P.M., New York City time, on January 8, 2026, unless extended (as extended, the “Expiration Date”).

3.

Consummation of the Offer is conditioned upon, among other things, the following conditions: (i) Warner Bros. shall have entered into a definitive merger agreement with Paramount and the Purchaser substantially in the form of the merger agreement submitted by Paramount to Warner Bros. on December 4, 2025 and attached to the Offer to Purchase as part of Annex A (the “Paramount/Warner Bros. Merger Agreement”), other than changes required to reflect completion of the Offer followed by a second-step merger under Section 251(h) of the Delaware General Corporation Law (the “DGCL”) and any other changes mutually agreed between Warner Bros. and Paramount; (ii) the Warner Bros. Separation (as defined in the Offer to Purchase) shall not have been consummated; (iii) Warner Bros. stockholders shall have validly tendered and not withdrawn prior to the expiration of the Offer at least that number of Shares that constitutes a majority of the then-outstanding Shares on a fully diluted basis; (iv) the restrictions on business combinations under Section 203 of the DGCL shall be inapplicable to the second-step merger following the Offer; (v) the waiting period applicable to the Offer and the second-step merger under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, shall have expired or been terminated, and any commitments not to close the Offer or the second-step merger before a certain date under a timing agreement entered into by Paramount or the Purchaser with any governmental entity shall have expired or been terminated and any applicable mandatory waiting period, clearance or affirmative approval of any governmental body, agency or authority shall have expired or been obtained; (vi) no governmental entity shall after the date of the Offer to Purchase have enacted, issued or promulgated any law or order that is in effect and that restrains, enjoins or otherwise prohibits consummation of the Offer or the second-step merger; (vii) there shall not have occurred any effect, event, development, change, state of facts, condition, circumstance or occurrence, that, individually or in the aggregate, has had, or would reasonably be expected to have, a Material Adverse Effect (as defined in the Offer to Purchase); (viii) no approval, clearance, consent, registration, permit, authorization or other confirmation required under applicable law or by any governmental body, agency or authority in connection with the consummation of the Offer and the second-step merger shall have imposed any remedy that, individually or in the aggregate with all other remedies imposed, to be taken or agreed to, would reasonably be expected to have a material adverse effect on the combined company following consummation of the Offer and the second-step merger; and (ix) the Agreement and Plan of Merger, dated December 4, 2025 (as amended from time to time, the “Netflix Merger Agreement”), among Netflix, Inc., a Delaware corporation (“Netflix”), Nightingale Sub, Inc., a Delaware corporation and wholly owned subsidiary of Netflix, Warner Bros. and New Topco 25, Inc., a Delaware corporation and wholly owned subsidiary of Warner Bros., shall have been validly terminated in accordance with its terms and Warner Bros. stockholders shall not have adopted the Netflix Merger Agreement and shall not have approved the transactions contemplated thereby. Other conditions to the Offer are described in the Offer to Purchase under the heading “The Offer — Section 14 — Conditions of the Offer.” Provided that all conditions to the Offer are satisfied or waived (if such condition is permitted to be waived pursuant to applicable law), the Purchaser will purchase all Shares validly tendered and not validly withdrawn on or prior to the Expiration Date.

4.

Any stock transfer taxes applicable to the sale of Shares to the Purchaser pursuant to the Offer will be paid by the Purchaser, except as otherwise provided in Instruction 6 of the Letter of Transmittal.

If you wish to have us tender any or all of your Shares, please so instruct us by completing, executing, detaching and returning to us the instruction form below. An envelope to return your instructions to us is enclosed. If you authorize tender of your Shares, all such Shares will be tendered unless otherwise specified on the instruction form. Your instructions should be forwarded to us in ample time to permit us to submit a tender on your behalf by the Expiration Date.

The Offer is not being made to, nor will tenders be accepted from or on behalf of, holders of Shares in any state in which the making of the Offer or acceptance thereof would not be in compliance with the laws of such state. We are not aware of any state where the making of the Offer is prohibited by any administrative or judicial action pursuant to any valid state statute. If we become aware of any valid state statute prohibiting the making of the Offer or the acceptance of the Shares pursuant thereto, we will make a good-faith effort to comply with that state statute or seek to have such statute declared inapplicable to the Offer. If, after a good-faith effort, we cannot comply with the state statute, we will not make the Offer to, nor will tenders be accepted from or on behalf of, the holders of Shares in that state.

Payment for Shares purchased pursuant to the Offer will in all cases be made only after timely receipt by Equiniti Trust Company, LLC (the “Depositary”) of: (i) certificates representing the Shares tendered or timely confirmation of the book-entry transfer of such Shares into the account maintained by the Depositary at The Depository Trust Company (the “Book-Entry Transfer Facility”), pursuant to the procedures set forth in Section 3 of the Offer to Purchase; (ii) the Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed, with any required signature guarantees or an Agent’s Message (as defined in the Offer to Purchase), in connection with a book-entry delivery; and (iii) any other documents required by the Letter of Transmittal. Accordingly, payment may not be made to all tendering stockholders at the same time depending upon when certificates for or confirmations of book-entry transfer of such Shares into the Depositary’s account at the Book-Entry Transfer Facility are actually received by the Depositary.

Instruction Form with Respect to

Offer to Purchase for Cash

All Outstanding Shares of Series A Common Stock

of

Warner Bros. Discovery, Inc.

at

$30.00 Net Per Share

by

Prince Sub Inc.,

a wholly-owned subsidiary

of

Paramount Skydance Corporation

The undersigned acknowledge(s) receipt of your letter and the enclosed Offer to Purchase, dated December 8, 2025 (as it may be amended or supplemented from time to time, the “Offer to Purchase”), and the related letter of transmittal that accompanies the Offer to Purchase (as it may be amended or supplemented from time to time, the “Letter of Transmittal,” and together with the Offer to Purchase, the “Offer”), in connection with the offer by Prince Sub Inc., a Delaware corporation (the “Purchaser”) and a direct wholly-owned subsidiary of Paramount Skydance Corporation, a Delaware corporation, to purchase all of the outstanding shares of Series A Common Stock, par value $0.01 per share (the “Shares”), of Warner Bros. Discovery, Inc., a Delaware corporation.

The undersigned hereby instruct(s) you to tender the number of Shares indicated below held by you for the account of the undersigned, upon the terms and subject to the conditions set forth in the Offer to Purchase and the Letter of Transmittal.

The undersigned understand(s) and acknowledge(s) that all questions as to validity, form, eligibility (including time of receipt) and acceptance of any certificate representing Shares submitted on its behalf to Equiniti Trust Company, LLC, the depositary for the Offer (the “Depositary”), will be determined by the Purchaser and/or its affiliates (which may delegate power in whole or in part to the Depositary) in its and/or their discretion.

The method of delivery of this document is at the election and risk of the tendering stockholder. If delivery is by mail, then registered mail with return receipt requested, properly insured, is recommended. In all cases, sufficient time should be allowed to ensure timely delivery.

Dated:	, 202_

Number of Shares to be Tendered:	Shares*

Account Number:

Capacity**:
Signature(s) Name(s) Address(es) (Zip Code) Area Code and Telephone Number Taxpayer Identification or Social Security Number(s)

*	Unless otherwise indicated, you are deemed to have instructed us to tender all Shares held by us for your account.
**	Please provide if signature is by an attorney-in-fact, executor, administrator, trustee, guardian, officer of a corporation or other person acting in a fiduciary or representative capacity.

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